As filed with the Securities and Exchange Commission on April 2, 2024

Registration No. 333-268829

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

Registration statement under the Securities Act of 1933

Gaucho Group Holdings, Inc.

Delaware	6552	52-2158952
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

112 NE 41st Street, Suite 106, Miami, Florida 33137

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Scott L. Mathis

President & Chief Executive Officer

Gaucho Group Holdings, Inc.

112 NE 41st Street, Suite 106

Miami, Florida 33137

T. 212-739-7700

(Name, address, including zip code, and telephone number, including area code, of agent service)

Copies to:

Victoria B. Bantz, Esq.

Burns Figa & Will PC

6400 S. Fiddler’s Green Circle, Suite 1000

Greenwood Village, Colorado 80111

T. 303-796-2626

Approximate Date of Commencement of Proposed Sale to the Public: As soon as possible after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-1 (File No. 333-268829), registering shares of common stock, par value $0.01 per share, of Gaucho Group Holdings, Inc. (the “Company”), held by the selling stockholder named therein (the “Selling Stockholder”), which was filed with the Securities and Exchange Commission (the “SEC”) on December 16, 2022, and was declared effective by the SEC on December 23, 2022 (the “Original Registration Statement”).

The Original Registration Statement was filed to register the offer and sale from time to time by the Selling Stockholder of up to 1,666,667 shares of the Company’s common stock, par value $0.01 per share (the “Registered Securities”). The Registered Securities had been or were to be issued to the Selling Stockholder pursuant to a Common Stock Purchase Agreement and a Registration Rights Agreement, each dated November 8, 2022 between the Company and the Selling Stockholder (the “Transaction Documents”). Effective March 7, 2024, the Selling Stockholder terminated the Transaction Documents, and the Company has no further obligation to maintain the effectiveness of the Registration Statement.

Pursuant to the Company’s undertaking as required by Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 1 is being filed to terminate the effectiveness of the Original Registration Statement and to deregister, as of the effective date of this Post-Effective Amendment No. 1, all Registered Securities that remain unsold under the Original Registration Statement as of the date thereof. As a result of this deregistration and upon the effectiveness of this Post-Effective Amendment No. 1, no securities will remain registered for sale pursuant to the Original Registration Statement.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, State of Florida, on April 1, 2024.

GAUCHO GROUP HOLDINGS, INC.

By:	/s/ Scott L. Mathis
Scott L. Mathis
President, Chief Executive Officer & Chairman of the Board

Pursuant to the requirement of the Securities Exchange Act of 1934, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Dated: April 1, 2024	By:	/s/ Scott L. Mathis
Scott L. Mathis
President, Chief Executive Officer (principal executive officer) & Chairman of the Board

Dated: April 1, 2024	By:	/s/ Maria I. Echevarria
Maria I. Echevarria
Chief Financial Officer (principal financial and accounting officer)

Dated: April 1, 2024	By:	/s/ Peter J.L. Lawrence
Peter J.L. Lawrence
Director

Dated: April 1, 2024	By:	/s/ Reuben Cannon
Reuben Cannon
Director

Dated: April 1, 2024	By:	/s/ Marc Dumont
Marc Dumont
Director